Exhibit 10.12

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND
NON-COMPETITION AGREEMENT

This AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”), dated as of the 27th day of July, 2016, by and between Papa Murphy’s Holdings, Inc., a Delaware corporation (the “Company”), and Jayson Tipp, a resident of Portland, Oregon (“Executive”) amends and restates the Executive Employment Agreement and Non-competition Agreement dated as of the 7th day of January, 2013, by and between PMI Holdings, Inc., a Delaware corporation and the Company’s predecessor, and Executive.
WHEREAS, the Company’s predecessor and Executive entered into that certain Executive Agreement and Non-Competition Agreement dated as of the 7th day of January, 2013;
WHEREAS, the parties desire to amend the Agreement as set forth herein;
WHEREAS, the Company desires to be assured that the confidential information and goodwill of the Company will be preserved for the exclusive benefit of the Company;
WHEREAS, the Company desires to be assured that the unique and expert services of Executive will continue to be available to the Company, and that Executive is willing and able to continue to render such services on the terms and conditions hereinafter set forth; and
NOW, THEREFORE, in consideration of such employment and the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:
1.Employment. The Company hereby agrees to continue to employ Executive, and Executive hereby agrees to accept continued employment with the Company, upon the terms and conditions contained in this Agreement, to be effective on the date of this Agreement (the “Effective Date”). Executive’s employment with the Company shall continue, subject to earlier termination of such employment pursuant to the terms hereof, until April 1, 2017 after the Effective Date (the “Employment Period”). Notwithstanding anything herein to the contrary, this Agreement shall be of no force or effect until the Effective Date. On April 1, 2017 and on each anniversary thereof, the Employment Period shall be automatically extended for an additional twelve-month period. The Company or Executive may elect to terminate the automatic extension of the Employment Period by giving written notice of such election not less than ninety (90) days prior to the end of the then current Employment Period.
2.Duties. During the Employment Period, Executive shall serve on a full-time basis and perform services in a managerial capacity in a manner consistent with Executive’s position as Chief Development Officer of the Company and Executive’s duties and responsibilities shall include those duties reasonably assigned to him from time to time by the Company’s Chief Executive Officer and Senior Vice President of Technology. Executive shall devote his entire business time, attention and energies (excepting vacation time, holidays, sick days and periods of disability) and use his best efforts in his employment with the Company; provided, however, that this Agreement shall not be interpreted as prohibiting Executive from managing his personal affairs, engaging in charitable or civic activities, or serving as a director of or providing services to another business or enterprise (whether engaged in for profit or not; provided, however, with respect to for profit businesses, Executive shall be limited to serving as a director to three for-profit business enterprises other than the Company), so long as such activities do not interfere in any material respect with the performance of Executive’s duties and responsibilities hereunder.
3.Compensation.
3.1Base Salary.
(a)In consideration of the services rendered by Executive under this Agreement, the Company shall pay Executive a base salary (the “Base Salary”) at the rate of $300,051 per calendar year during his employment.
(b)The Base Salary shall be paid in such installments and at such times as the Company pays its regularly salaried executives and shall be subject to all necessary withholding taxes, FICA contributions and similar deductions in accordance with the Company’s customary payroll procedures.
(c)The Base Salary will be reviewed on an annual basis by the Board and may be increased based on individual performance and/or the performance of the Company; provided, however, that Executive’s Base Salary may not be decreased at any time (including after any increase) other than as part of an across-the-board salary reduction similarly affecting all or substantially all management employees.
3.2Bonus. During the Employment Period, Executive shall be eligible to receive an annual bonus award (the “Annual Bonus”) with the target amount equal to at least 50% of the Base Salary, payable in accordance with the Company’s incentive compensation policy; provided, that, such Annual Bonus shall in no event be paid later than March 15 of the calendar year immediately following the fiscal year to which such Annual Bonus relates. The Annual Bonus shall be based upon the attainment of certain targets as agreed upon by Executive and the Board with respect to the Company’s financial performance for any fiscal year ending during the Employment Period. The Annual Bonus shall be subject to all necessary withholding taxes, FICA contributions and similar deductions.
3.3Equity Incentive Awards. The Compensation Committee shall determine the timing, amount and form of any grants equity-based incentive compensation awards to be made to Executive.
3.4Vacation. Executive shall be entitled to take vacation consistent with Company policy, such vacation to extend for such periods and to be taken at such intervals as shall be appropriate and consistent with the proper performance of Executive’s duties hereunder.
3.5Benefits. During the term of Executive’s employment under this Agreement, Executive shall be entitled to participate in any benefit plans (excluding any severance or bonus plans unless specifically referenced in this Agreement) offered by the Company as in effect from time to time (collectively, “Benefit Plans”), on the same basis as that generally made available to other senior executives of the Company, to the extent Executive may be eligible to do so under the terms of any such Benefit Plan. Executive understands that any such Benefit Plans may be terminated or amended from time to time by the Company in its discretion.

4.Termination. Executive’s employment hereunder may be terminated as follows:
4.1By the Company. With or without Cause (as defined below), the Company may terminate the employment of Executive at any time during the term of employment upon giving Executive at least 90 days’ prior written notice thereof. The effective date of the termination of Executive’s employment shall be the date on which such applicable 90-day period expires; provided, however, that the Company may, upon notice to Executive and without reducing Executive’s Base Salary during such 90-day period, excuse Executive from any or all of his duties during such period and request Executive to immediately resign as a director of the Company, if applicable, and officer of the Company, whereupon, if requested to so resign, Executive shall immediately resign.
4.2By Executive. Executive may terminate his employment at any time upon giving the Company, in the case of termination by Executive (a) other than with Good Reason, at least 60 days’ prior written notice thereof and (b) with Good Reason, at least 31 days’ prior written notice thereof. The effective date of the termination of Executive’s employment shall be the date on which such applicable 60- or 31-day period expires; provided, however, that the Company may, upon notice to Executive and without reducing Executive’s annual base salary during such 60- or 31-day period, excuse Executive from any or all of his duties during such period and request Executive to immediately resign as a Director, if applicable, and officer of the Company, whereupon, if requested to so resign, Executive shall immediately resign; and provided further, that in the case of termination with Good Reason, the Company has not cured the condition constituting Good Reason. Any such resignation at the Company’s request following Executive’s notice of termination other than with Good Reason shall not be deemed to represent termination of Executive’s employment by the Company for purposes of this Agreement or otherwise, but shall be deemed voluntary termination by Executive of his employment without Good Reason.
4.3Total Disability of Executive. This Agreement and Executive’s employment hereunder shall terminate automatically upon the death or Total Disability of Executive. The term “Total Disability” as used herein shall mean a physical or mental incapacity or disability which renders Executive unable to render the services required hereunder (a), with or without reasonable accommodation, for a period or periods aggregating 180 days in any 12-month period or (b) for a period of 90 consecutive days. Executive and Employer hereby acknowledge that Executive’s ability to perform the duties specified in Section 2 hereof is of the essence of this Agreement. Termination hereunder shall be deemed to be effective immediately upon Executive’s death or a determination by the Board of Directors of Executive’s Total Disability.
5.Termination Payments.
5.1Death or Total Disability. Subject to Section 5.7, upon the termination of Executive’s employment due to death or Total Disability, Executive or his legal representatives shall be entitled to receive (a) an amount equal to Base Salary payable through the date of termination and (b) a pro rata portion of Executive’s Annual Bonus, if any, for the applicable period of the calendar year for which Executive was employed (which portion of the Annual Bonus shall be reasonably determined by the Board at the end of the year in which termination occurs in accordance with the Board’s bonus determination policies then in effect), payable at the same time as such payment would have been made if not for Executive’s death or Total Disability. Executive or his legal representatives shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies.
5.2Termination Without Cause or by Executive for Good Reason. Subject to Section 5.7, if Executive’s employment is terminated by the Company at any time during the Employment Period without Cause or by Executive at any time during the Employment Period for Good Reason, Executive shall be entitled to receive (a) any accrued but unpaid Base Salary through the date of termination; (b) Base Salary through the one-year anniversary of such date of termination, payable at the time such payments would have otherwise been payable under this Agreement had the Executive not been terminated; provided, however, that no portion of such severance pay shall be paid to the Executive prior to the first regular payroll following the 60th day of the date of the Executive’s termination of employment with the Company (the “First Payroll Date”) and the portion of the severance pay that would have been paid to the Executive prior to the First Payroll Date shall be paid to the Executive on the First Payroll Date in a single lump sum; (c) a pro rata portion of Executive’s Annual Bonus, if any, for the applicable period of the calendar year for which Executive was employed (which portion of the Annual Bonus shall be reasonably determined by the Board at the end of the year in which termination occurs in accordance with the Board’s bonus determination policies then in effect), payable at the later of (i) same time as such payment would have been made if not for termination of Executive’s employment with the Company as set forth in Section 3.2 hereof and (ii) the First Payroll Date; (d) if Executive is entitled (and timely and properly elects) to continue his coverage under the Company’s group health plans pursuant to Section 4980B of the Internal Revenue Code of 1986, as amended (commonly known as (“COBRA”)), payment by (or reimbursement from) the Company of the same portion of the premium for such coverage as the Company was paying for Executive’s coverage under such plans as of Executive’s date of termination, for a period of one year after the date of termination or until Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter; provided, however, that the Company may unilaterally amend clause (d) of this sentence or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or its affiliates (or successors), including, without limitation, under Section 4980D of Internal Revenue Code of 1986, as amended (the “Code”); (e) (1) outstanding stock options held by Executive with solely time-based vesting shall become immediately exercisable with respect to the portion that would have otherwise become exercisable on or before the one-year anniversary of Executive’s date of termination and shall remain exercisable until the earlier of (x) the 60th day after the one-year anniversary of Executive’s date of termination and (y) the stock option expiration date as set forth in the applicable stock option agreement; (2) for outstanding restricted stock awards held by Executive with solely time-based vesting, any vesting requirements shall be deemed satisfied, and any Company repurchase rights shall immediately terminate, with respect to the portion that would have otherwise become vested and no longer subject to forfeiture or repurchase on or before the one-year anniversary of Executive’s date of termination; and (3) with respect to any other outstanding equity compensation awards other than stock options and restricted stock awards (but including restricted stock units) with solely time-based vesting, Executive will immediately vest in and have the right to exercise or payment of such awards, restrictions on such awards will lapse, and all other terms and conditions of such awards will be deemed met, with respect to the portion that would have otherwise become vested and exercisable or payable and no longer subject to restriction on or before the one-year anniversary of Executive’s date of termination; and (f) (1) outstanding stock options held by Executive with performance-based vesting that are not vested and exercisable on Executive’s date of termination will not be forfeited when Executive’s employment terminates and shall instead remain outstanding until the earlier of (x) the fifth anniversary of the date on which such stock options become vested and exercisable and (y) the stock option expiration date as set forth in the applicable stock option agreement and (2) for outstanding restricted stock awards held by Executive with performance-based vesting, such restricted stock awards shall not cease to vest upon Executive’s date of termination and any Company repurchase right shall not become exercisable with respect to any such restricted stock awards. Executive shall also be entitled to any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies.
5.3Termination for Cause, by Executive without Good Reason or by Nonrenewal. Except for Base Salary through the day on which Executive’s employment was terminated and any accrued and unpaid vacation pay or other benefits which may be owing in accordance with the Company’s policies or applicable law, Executive shall not be entitled to receive severance or any other compensation or benefits after the last date of employment with the Company upon the termination of Executive’s employment hereunder by the Company for Cause pursuant to Section 4.1, by Executive without Good Reason pursuant to Section 4.2 or as a result of non-renewal by the Company or Executive pursuant to Section 1.
5.4Cause Defined. For purposes of this Agreement, the following shall constitute “Cause” for termination:
(a)dishonest statements or acts of Executive with respect to the Company or any affiliate of the Company;
(b)the commission by or indictment of Executive for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud (“indictment,” for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);
(c)gross negligence, willful misconduct or insubordination of Executive with respect to the Company or any affiliate of the Company; or
(d)material breach by Executive of any of Executive’s obligations to the Company;
provided, that, in the case of clause (d), in the event that the Company provides written notice of termination for Cause in reliance upon this, Executive shall have the opportunity to cure such circumstances within 30 days of receipt of such notice.
5.5Good Reason Defined. For purposes of this Agreement, the term “Good Reason” shall mean, without Executive’s verbal or written consent:
(a)the Company materially breached its obligations under this Agreement;
(b)any material diminution of significant duties of Executive;
(c)a reduction in Executive’s Base Salary of 10% or more, other than pursuant to a reduction applicable to all senior executives or employees generally; or

(d)the company’s corporate headquarters is moved a distance of at least 50 miles from its current corporate headquarters in Vancouver, Washington.
Notwithstanding the foregoing subsections (a) through (d), Good Reason for termination shall not exist unless (i) Executive notifies Employer in writing of the occurrence or existence of the event or condition which Executive believes constitutes Good Reason within 90 days of the occurrence or initial existence of such event or condition (which notice specifically identifies such event or condition), (ii) the Company fails to cure or remedy such event or condition within 30 days after the date on which it receives such notice (the “Remedial Period”), and (iii) Executive actually terminates employment within 90 days after the expiration of the Remedial Period.
5.6Termination for Good Reason or Without Cause Following a Change in Control.
(a)Payment. Notwithstanding anything to the contrary in the Company’s 2010 Management Incentive Plan, if Executive’s employment is terminated (i) in connection with a Change in Control or (ii) within one year after a Change in Control (A) by Executive for Good Reason, or (B) by the Company without Cause, then Executive’s compensation and benefits upon termination shall be governed by this Section 5.6 and Section 5.7 instead of the provisions of Section 5.2 above. In such event, Executive shall be entitled solely to the following: (1) Base Salary through the date of termination, paid on the Company’s’ normal payroll payment date; (2) an amount equal to the sum of his Base Salary and his target annual bonus for the year of termination, payable in a lump sum on the First Payroll Date; (3) an additional amount equal to Executive’s target annual bonus for such year pro rated for the number of full months during the bonus year prior to such termination of employment, payable in a lump sum on the First Payroll Date; (4) if Executive is entitled (and timely and properly elects) to continue his coverage under the Company’s group health plans pursuant to COBRA, payment by (or reimbursement from) the Company of the same portion of the premium for such coverage as the Company was paying for Executive’s coverage under such plans as of Executive’s date of termination for a period of one year after the date of termination or until Executive is no longer entitled to COBRA continuation coverage under the Company’s group health plans, whichever period is shorter; provided, however, that the Company may unilaterally amend clause (4) of this sentence or eliminate the benefit provided thereunder to the extent it deems necessary to avoid the imposition of excise taxes, penalties or similar charges on the Company or its affiliates (or successors), including, without limitation, under Section 4980D of the Code; and (5) any accrued and unpaid vacation pay or other benefits which may be owing to Executive in accordance with the Company’s policies.
(b)Equity Compensation. If Executive’s employment is terminated (i) in connection with a Change in Control or (ii) within one year after a Change in Control (A) by Executive for Good Reason, or (B) by the Company without Cause, then: (1) outstanding stock options held by Executive with solely time-based vesting shall become immediately fully exercisable and shall remain exercisable until the earlier of (x) the 60th day after the one-year anniversary of Executive’s date of termination and (y) the stock option expiration date as set forth in the applicable stock option agreement; (2) for outstanding restricted stock awards held by Executive with solely time-based vesting, any vesting or performance requirements shall be deemed satisfied, and any Company repurchase rights shall immediately terminate; (3) with respect to any outstanding equity compensation awards other than stock options and restricted stock awards (but including restricted stock units) with solely time-based vesting, Executive will immediately vest in and have the right to exercise or payment of such awards, all restrictions on such awards will lapse, and all other terms and conditions of such awards will be deemed met; (4) outstanding stock options held by Executive with performance-based vesting that are not vested and exercisable on Executive’s date of termination will not be forfeited when Executive’s employment terminates and shall instead remain outstanding until the stock option expiration date as set forth in the applicable stock option agreement; and (5) for outstanding restricted stock awards held by Executive with performance-based vesting, such restricted stock awards shall not cease to vest upon Executive’s date of termination and any Company repurchase right shall not become exercisable with respect to any such restricted stock awards.
(c)Change in Control Defined. A “Change in Control” shall mean: (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company’s Common Stock would be converted into the right to receive cash, securities or other property, other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (iii) the acquisition by any person (as such term is defined in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), excluding, for this purpose, the Company) of any shares of Common Stock (or securities convertible into Common Stock), if after making such acquisition, such person is the beneficial owner (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 40% or more of the outstanding Common Stock (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire common stock); or (iv) the failure, for any reason, of the persons comprising the Board of Directors as of the date hereof (the “Incumbent Board”) to constitute at least a majority of the Board of Directors; provided, however, that any person whose election or nomination for election was approved by a majority of the persons then comprising the Incumbent Board (other than an election or nomination of a person whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of directors) shall be, for purposes of this Agreement, deemed to be a member of the Incumbent Board.
5.7Condition to Payment. All payments and benefits due to Executive under this Section 5 which are not otherwise required by law shall be contingent upon (a) execution by Executive (or Executive’s beneficiary or estate) of a fully effective and non-revocable general release of all claims to the maximum extent permitted by law against the Company, its affiliates and its current and former stockholders, directors, members, managers, employees and agents, in such form as determined by the Company in its sole discretion within 60 days of Executive’s termination of employment and (b) compliance by Executive with his obligations under this Agreement, including, without limitation, the restrictions on activities of Executive set forth in Section 7 and under any stockholders or other agreement to which the Company and Executive are a party. No payments (or reimbursements) that are subject to this Section 5.7 shall be made prior to the First Payroll Date. Any payments that would have been made to (or on behalf of) Executive under Section 5.2 during the period between the date of termination of Executive’s employment with the Company and the First Payroll Date, but for the requirements of this Section 5.7, shall be paid to Executive in a lump sum on the First Payroll Date and, thereafter, the remaining portion of such benefits shall be paid over the remainder of the time period originally scheduled for such payments.

5.8Section 280G.
(a)Amount of Payments and Benefits. Notwithstanding anything to the contrary herein, in the event that the Executive becomes entitled to receive or receives any payments, options, awards or benefits (including, without limitation, the monetary value of any noncash benefits and the accelerated vesting of equity-based awards) under this Agreement or under any other plan, agreement or arrangement with the Company or any person affiliated with the Company (collectively, the “Payments”), that may separately or in the aggregate constitute “parachute payments” within the meaning of Section 280G of the Code and the Treasury Regulations promulgated thereunder (or any similar or successor provision) (collectively, “Section 280G”) and it is determined that, but for this Section 5.8 any of the Payments will be subject to any excise tax pursuant to Section 4999 of the Code or any similar or successor provision (the “Excise Tax”), the Company shall pay to the Executive either (i) the full amount of the Payments or (ii) an amount equal to the Payments, reduced by the minimum amount necessary to prevent any portion of the Payments from being an “excess parachute payment” (within the meaning of Section 280G) (the “Capped Payments”), whichever of the foregoing amounts results in the receipt by the Executive, on an after-tax basis, of the greatest amount of Payments notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. For purposes of determining whether the Executive would receive a greater after-tax benefit from the Capped Payments than from receipt of the full amount of the Payments, (i) there shall be taken into account any Excise Tax and all applicable federal, state and local taxes required to be paid by the Executive in respect of the receipt of such payments and (ii) such payments shall be deemed to be subject to federal income taxes at the highest rate of federal income taxation applicable to individuals that is in effect for the calendar year in which the payments and benefits are to be paid, and state and local income taxes at the highest rate of taxation applicable to individuals in the state and locality of the Executive’s residence on the effective date of the relevant transaction described under Section 280G(b)(2)(A)(i) of the Code, net of the maximum reduction in federal income taxes that could be obtained from deduction of such state and local taxes (as determined by assuming that such deduction is subject to the maximum limitation applicable to itemized deductions under Section 68 of the Code and any other limitations applicable to the deduction of state and local income taxes under the Code). In the event that Executive will receive Capped Payments and to the extent that an ordering of the reduction other than by the Executive is required by Section 11.7 or other tax requirements, the Payments shall be reduced by the Company in a manner and order of priority that provides the Executive with the largest net after-tax value; provided that payments of equal after-tax present value shall be reduced in the reverse order of payment. Notwithstanding anything to the contrary herein, any such reduction shall be structured in a manner intended to comply with Section 409A of the Code.
(b)Computations and Determinations. All computations and determinations called for by this Section 5.8 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”), and all such computations and determinations shall be conclusive and binding on the Company and the Executive. For purposes of such calculations and determinations, the Tax Counsel may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Tax Counsel shall submit its determination and detailed supporting calculations to both the Executive and the Company within 15 days after receipt of a notice from either the Company or the Executive that the Executive may receive payments which may be considered “parachute payments.” The Company and the Executive shall furnish to the Tax Counsel such information and documents as the Tax Counsel may reasonably request in order to make the computations and determinations called for by this Section 5.8. The Company shall bear all costs that the Tax Counsel may reasonably incur in connection with the computations and determinations called for by this Section 5.8.
5.9No Other Severance. Executive hereby acknowledges and agrees that, other than the severance payment described in Sections 5.2 and 5.6 hereof, upon termination, Executive shall not be entitled to any other severance under any Company benefit plan or severance policy generally available to the Company’s employees or otherwise.
5.10Board Resignation. Upon termination of Executive’s employment for any reason, Executive agrees to resign, as of the date of such termination and to the extent applicable, as an officer and director of the Company and all of its subsidiaries and affiliates.
5.11Survival. This Section 5 shall survive any termination or expiration of this Agreement.
6.Reimbursement of Expenses. The Company shall reimburse Executive for all reasonable and necessary expenses actually incurred by Executive directly in connection with the business and affairs of the Company and the performance of his duties hereunder, upon presentation of proper receipts or other proof of expenditure and in accordance with such reasonable guidelines or limitations established by the Board from time to time.
7.Non-Competition; Non-Solicitation; Confidentiality; Proprietary Rights.
7.1Executive hereby agrees that during the period commencing on the date hereof and ending on the date that is one year following the date of the termination of Executive’s employment with the Company (the “Noncompetition Period”), Executive will not, without the express written consent of the Company, directly or indirectly, anywhere in the United States or in any foreign country in which the Company has conducted business, is conducting business or is then contemplating conducting business, engage in any activity which is, or participate or invest in, or provide or facilitate the provision of financing to, or assist (whether as owner, part-owner, shareholder, member, partner, director, officer, trustee, employee, agent or consultant, or in any other capacity), any business, organization or person other than the Company (or any subsidiary or affiliate of the Company), and including any such business, organization or person involving, or which is, a family member of Executive, whose business, activities, products or services are competitive with any of the business, activities, products or services conducted, offered or then contemplated to be conducted or offered by the Company or its subsidiaries or affiliates; provided, however, nothing herein shall prohibit Executive from being employed by any business, organization or person that operates in the quick service restaurant industry and derives less than 10% of its total revenue from the sale of pizza. Without implied limitation, the foregoing covenant shall be deemed to prohibit (a) hiring or engaging or attempting to hire or engage for or on behalf of Executive or any such competitor any officer or employee of the Company or any of its direct and/or indirect subsidiaries and affiliates, or any former employee of the Company and any of its direct and/or indirect subsidiaries and affiliates who was employed during the 6-month period immediately preceding the date of such attempt to hire or engage, (b) encouraging for or on behalf of Executive or any such competitor any such officer or employee to terminate his or his relationship or employment with the Company or any of its direct or indirect subsidiaries and affiliates, (c) soliciting for or on behalf of Executive or any such competitor any client (including all franchisees) of the Company or any of its direct or indirect subsidiaries and affiliates, or any former client (including all franchisees)

of the Company or any of its direct or indirect subsidiaries and affiliates who was a client (including all franchisees) during the 6-month period immediately preceding the date of such solicitation and (d) diverting to any person (as hereinafter defined) any client (including all franchisees) or business opportunity of the Company or any of its direct or indirect subsidiaries and affiliates.
Notwithstanding anything herein to the contrary, Executive may make passive investments in any enterprise the shares of which are publicly traded if such investment constitutes less than 2% of the equity of such enterprise. Neither Executive nor any business entity controlled by Executive is a party to any contract, commitment, arrangement or agreement which could, following the date hereof, restrain or restrict the Company or any subsidiary or affiliate of the Company from carrying on its business or restrain or restrict Executive from performing his employment obligations, and as of the date of this Agreement Executive has no business interests whatsoever in or relating to the industries in which the Company or its subsidiaries or affiliates currently engage, and other than passive investments in the shares of public companies of less than 2%.
7.2In the course of performing services hereunder, on behalf of the Company (for purposes of this Section 7 including all predecessors of the Company) and its affiliates, Executive has had and from time to time will have access to Confidential Information (as defined below). Executive agrees (a) to hold the Confidential Information in strict confidence, (b) not to disclose the Confidential Information to any person (other than in the regular business of the Company or its affiliates), and (c) not to use, directly or indirectly, any of the Confidential Information for any purpose other than on behalf of the Company and its affiliates. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, that are furnished to Executive by the Company or are produced by Executive in connection with Executive’s employment will be and remain the sole property of the Company. Upon the termination of Executive’s employment with the Company for any reason and as and when otherwise requested by the Company, all Confidential Information (including, without limitation, all data, memoranda, customer lists, notes, programs and other papers and items, and reproductions thereof relating to the foregoing matters) in Executive’s possession or control, shall be immediately returned to the Company. Executive recognizes that the Company and its affiliates possess a proprietary interest in all of the Confidential Information and have the exclusive right and privilege to use, protect by copyright, patent or trademark, or otherwise exploit the processes, ideas and concepts described therein to the exclusion of Executive, except as otherwise agreed between the Company and Executive in writing. Executive expressly agrees that any products, inventions, discoveries or improvements made by Executive or Executive’s agents or affiliates in the course of Executive’s employment shall be the property of and inure to the exclusive benefit of the Company. Executive further agrees that any and all products, inventions, discoveries or improvements developed by Executive (whether or not able to be protected by copyright, patent or trademark) during the course of his employment, or involving the use of the time, materials or other resources of the Company or any of its affiliates, shall be promptly disclosed to the Company and shall become the exclusive property of the Company, and Executive shall execute and deliver any and all documents necessary or appropriate to implement the foregoing. Nothing in this Agreement is intended to or will be used in any way to limit Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
7.3During and after Executive’s employment, Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company. The Company shall reimburse Executive for any reasonable out-of-pocket expenses incurred in connection with Executive’s performance of obligations pursuant to this Section 7.3.
7.4The term “Confidential Information” shall mean information belonging to the Company which is of value to the Company or with respect to which Company has right in the course of conducting its business and the disclosure of which could result in a competitive or other disadvantage to the Company. Confidential Information includes information, whether or not patentable or copyrightable, in written, oral, electronic or other tangible or intangible forms, stored in any medium, including, by way of example and without limitation, trade secrets, ideas, concepts, designs, configurations, specifications, drawings, blueprints, diagrams, models, prototypes, samples, flow charts processes, techniques, formulas, software, improvements, inventions, data, know-how, discoveries, copyrightable materials, marketing plans and strategies, sales and financial reports and forecasts, customer lists, studies, reports, records, books, contracts, instruments, surveys, computer disks, diskettes, tapes, computer programs and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Executive in the course of Executive’s employment by the Company, as well as other information to which Executive may have access in connection with Executive’s employment. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of Executive’s duties under Section 7.2.
8.Remedies. It is specifically understood and agreed that any breach of the provisions of Section 7 of this Agreement is likely to result in irreparable injury to the Company and that the remedy at law alone will be an inadequate remedy for such breach, and that in addition to any other remedy it may have, the Company shall be entitled (a) to enforce the specific performance of this Agreement by Executive and to seek both temporary and permanent injunctive relief (to the extent permitted by law) without bond and without liability should such relief be denied, modified or violated and (b) to cease making any payments or providing any benefit otherwise required by this Agreement, including, without limitation, any severance payment required under Section 5.2, in each case in addition to any other remedy to which the Company may be entitled at law or in equity.
9.Severable Provisions. The provisions of this Agreement are severable and the invalidity of any one or more provisions shall not affect the validity of any other provision. In the event that a court of competent jurisdiction shall determine that any provision of this Agreement or the application thereof is unenforceable in whole or in part because of the duration or scope thereof, the parties hereto agree that said court in making such determination shall have the power to reduce the duration and scope of such provision to the extent necessary to make it enforceable, and that the Agreement in its reduced form shall be valid and enforceable to the full extent permitted by law.
10.Notices. All notices hereunder, to be effective, shall be in writing and shall be deemed effective when delivered by hand or mailed by (a) certified mail, postage and fees prepaid, or (b) nationally recognized overnight express mail service, as follows:

If to the Company:

Papa Murphy’s Holdings, Inc.
8000 N.E. Parkway Drive, Suite 350
Vancouver, WA 98662
Attn: Legal Department

If to the Executive:

Jayson Tipp
1816 NE 37th Avenue
Portland, OR 97212

or to such other address as a party may notify the other pursuant to a notice given in accordance with this Section 10.

11.	Miscellaneous.
11.1Executive Representation. Executive hereby represents to the Company that the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive’s duties hereunder shall not constitute a breach of, or otherwise contravene, or be prevented, interfered with or hindered by, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.
11.2Entire Agreement; Amendment. This Agreement constitutes the entire Agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. This Agreement may not be amended or revised except by a writing signed by the parties.
11.3Assignment and Transfer. The provisions of this Agreement shall be binding on and shall inure to the benefit of the Company and any successor in interest to the Company. Neither this Agreement nor any of the rights, duties or obligations of Executive shall be assignable by Executive, nor shall any of the payments required or permitted to be made to the Executive by this Agreement be encumbered, transferred or in any way anticipated, except as required by applicable laws. All rights of Executive under this Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, estates, executors, administrators, heirs and beneficiaries. All amounts payable to Executive hereunder shall be paid, in the event of Executive’s death, to the Executive’s estate, heirs or representatives.
11.4Waiver of Breach. A waiver by either party of any breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other or subsequent breach by the other party.
11.5Withholding. The Company shall be entitled to withhold from any amounts to be paid or benefits provided to Executive hereunder any federal, state, local or foreign withholding, FICA contributions, or other taxes, charges or deductions which it is from time to time required to withhold.

The Company shall be entitled to rely on advice of counsel if any question as to the amount or requirement of any such withholding shall arise.
11.6Set Off. The Company’s obligation to pay Executive the amounts provided and to make the arrangements provided hereunder shall be subject to set‑off, counterclaim or recoupment of amounts owed by Executive to the Company or its affiliates; provided, however, this set-off right is limited to actual amounts owed by Executive to the Company (which, for the avoidance of doubt, shall exclude any consequential or indirect damages).
11.7Section 409A. The parties intend that this Agreement and the payments and benefits provided hereunder be exempt from the requirements of Section 409A of the Code to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treas. Reg. Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treas. Reg. Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Section 409A of the Code is applicable to this Agreement, the parties intend that this Agreement and any payments and benefits thereunder comply with the deferral, payout and other limitations and restrictions imposed under Section 409A of the Code. Notwithstanding anything herein to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions; provided, however that in no event shall the Company (or any of its affiliates or successors) be liable for any additional tax, interest or penalty that may be imposed on Executive pursuant to Section 409A of the Code or for any damages incurred by Executive as a result of this Agreement (or the payments or benefits hereunder) failing to comply with, or be exempt from, Section 409A of the Code. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary:
(a)If any payment, compensation or other benefit provided to Executive in connection with his employment termination is determined, in whole or in part, to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and Executive is a specified employee as defined in Section 409A(a)(2)(B)(i) of the Code, then no portion of such “nonqualified deferred compensation” shall be paid before the day that is 6 months plus one (1) day after the date of termination (the “New Payment Date”). The aggregate of any payments that otherwise would have been paid to Executive during the period between the date of termination and the New Payment Date shall be paid to Executive in a lump sum on such New Payment Date. Thereafter, any payments that remain outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to Executive that would not be required to be delayed if the premiums therefor were paid by Executive, Executive shall pay the full cost of premiums for such welfare benefits during the six-month period and the Company shall pay Executive an amount equal to the amount of such premiums paid by Executive during such six-month period promptly after its conclusion.
(b)The parties hereto acknowledge and agree that the interpretation of Section 409A of the Code and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available. Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code are intended to comply with Section 409A of the Code. If, however, any such benefit or payment is deemed to not comply with Section 409A of the Code, the Company and Executive agree to renegotiate in good faith any such benefit or payment (including, without limitation, as to the timing of any severance payments payable hereof) so that either (i) Section 409A of the Code will not apply or (ii) compliance with Section 409A of the Code will be achieved; provided, that, neither the Company nor its employees or representatives shall have liability to Executive with respect hereto.
(c)Notwithstanding anything to the contrary contained in this Agreement, all reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the taxable year following the taxable year in which Executive incurs such expense. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year.
(d)If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A of the Code, each installment shall be treated as a separate payment.
(e)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits subject to Section 409A of the Code upon or following a termination of employment unless such termination is also a “separation from service” as defined in Section 1.409A-1(h) of the Department of Treasury final regulations, including the default presumptions, and for purposes of any such provision of this Agreement, references to a “resignation,” “termination,” “terminate,” “termination of employment” or like terms shall mean separation from service.
11.8Governing Law. This Agreement shall be construed under and enforced in accordance with the laws of the State of Delaware, without regard to the conflicts of law provisions thereof.
11.9 Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the termination of Executive’s employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Vancouver, Washington in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 11.9 shall be specifically enforceable. Notwithstanding the foregoing, this Section 11.9 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 11.9.

11.10Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and shall have the same effect as if the signatures hereto and thereto were on the same instrument.
IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
COMPANY:

PAPA MURPHY’S HOLDINGS, INC.

By: /s/ Ken Callwell
Ken Calwell, Chief Executive Officer

EXECUTIVE:

/s/ Jayson Tipp
Jayson Tipp

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